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NEWS                      RE: LEXINGTON CORPORATE PROPERTIES TRUST
BULLETIN
                              355 LEXINGTON AVENUE
FROM:                         NEW YORK, NY 10017
FRB                           NYSE:LXP
-------------------------------------------------------------------------------
The Financial Relations Board, Inc./BSMG WORLDWIDE

FOR FURTHER INFORMATION:

AT THE COMPANY        AT THE FINANCIAL RELATIONS BOARD
--------------        --------------------------------
T. Wilson Eglin       Shelley Young      Stephanie Carrington    Deanne Eagle
President             (General Info.)    (Analyst Info.)         (Media Info.)
(212) 692-7260        (212) 661-8030     (212) 661-8030          (212) 661-8030

FOR IMMEDIATE RELEASE
July 21, 1999


               LEXINGTON CORPORATE PROPERTIES TRUST FORMS JOINT
              VENTURE WITH PROMINENT INSTITUTIONAL REIT INVESTOR

    JOINT VENTURE WILL INVEST UP TO $425 MILLION IN NET-LEASED PROPERTIES


NEW YORK, NY - JULY 21, 1999 -- Lexington Corporate Properties Trust
(NYSE: LXP), a real estate investment trust, today announced that it has formed a joint venture program (the "Joint Venture") with a major public pension fund (the "Institutional Partner") to invest in single-tenant net-leased properties throughout the United States. Under the terms of the Joint Venture, Lexington and the Institutional Partner plan, over time, to contribute up to $50 million and $100 million, respectively, to the Joint Venture. The Joint Venture will seek to invest in office and industrial properties net-leased to major corporations and will invest up to approximately $425 million in real estate.

STRONG INSTITUTIONAL SPONSORSHIP AND OPPORTUNITIES FOR CONTINUED GROWTH

Commenting on Lexington's new strategic initiative, T. Wilson Eglin, President and Chief Operating Officer, said, "We are very pleased that our investment strategy has received such strong institutional endorsement. The Joint Venture is an integral part of our program to create shareholder value as it will allow us to continue to take advantage of attractive acquisition opportunities, more efficiently utilize our capital resources, and improve investment diversification while increasing returns on equity. Since we will be earning fee income from the Joint Venture through our taxable affiliate, returns on our invested capital are expected to be enhanced. We are continuing to explore other joint venture programs which could potentially involve purchasing additional properties on a shared basis or selling interests in certain assets presently owned by Lexington. These programs could provide additional opportunities for our taxable subsidiary to earn fee income from advisory services which would substantially offset acquisition related overhead."


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ADDITIONAL TRANSACTION TERMS

In addition to its one-third economic interest, Lexington's taxable affiliate will earn acquisition fees of 0.75% of the cost of acquired properties and asset management fees of 2.0% of revenues collected for services it will provide to the Joint Venture. The equity interest of the Institutional Partner in the Joint Venture will, under certain circumstances, be exchangeable for Lexington common shares on terms that would be accretive to Lexington's fund from operations. The number of shares to be issued is dependent upon the funds from operations of the Joint Venture and Lexington's share price at the time of conversion. In lieu of such conversion, the interest of the institutional partner in the Joint Venture may be repurchased by the Company for cash.

ABOUT LEXINGTON

Lexington Corporate Properties Trust is a real estate investment trust that owns and manages a 11.0 million square foot portfolio of 65 office, industrial and retail properties net-leased to major corporations in 29 states. Shares of Lexington common stock closed July 20, 1999 at $12.50 per share. Lexington, which has an annual dividend of $1.20 per share, has approximately 19.1 million convertible preferred and common shares outstanding and approximately 6.1 million operating partnership units outstanding, which are exchangeable into common shares on a one-for-one basis at certain points in the future.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to; those detailed in the Company's periodic filings with the Securities and Exchange Commission.

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FOR MORE INFORMATION ON LEXINGTON CORPORATE PROPERTIES, VIA FAX AT NO CHARGE,
                                  PLEASE CALL
                 1-800-PRO-INFO and enter ticker symbol "LXP".